                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-78909


                             Prospectus Supplement
                       (To Prospectus Dated June 11, 1999)


                                  $850,000,000


                                  [CITRIX logo]


            Zero Coupon Convertible Subordinated Debentures Due 2019

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          This prospectus supplement relates to the resale by the holders of Citrix Systems, Inc. Zero Coupon Convertible Subordinated Debentures Due 2019 and the shares of common stock, $.001 par value per share, issuable upon the conversion of the debentures.

          This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated June 11, 1999, including any amendments or supplements thereto. The terms of the debentures are set forth in the prospectus.

          The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to persons previously listed in the prospectus or in any amendments or supplements thereto that are listed below:

                          Principal Amount at Maturity                                  Number of
                           of Debentures Beneficially         Percentage of         Conversion Shares
         Name                Owned That May Be Sold       Debentures Outstanding    That May Be Sold
         ----                ----------------------       ----------------------    ----------------
SG Cowen Securities Corp.          $ 5,000,000                    0.59%                  35,153
Any other holder of
  Debentures or future
  transferee from any
  such holder                      $81,368,000                    9.57%                 572,104


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           The Date Of This Prospectus Supplement Is October 14, 1999.